                                                                   EXHIBIT 10.60

DYCAM, INC.
9414 Eton Avenue
Chatsworth, CA  91311
(818) 998-8008 . fax (818) 998-7951


                                   December 20, 1996



Mr. Ronald N. Iversen
1485 Calle Yucca
Thousand Oaks, CA  91360

RE:  Offer of Employment

Dear Ron:

     The purpose of this letter is to confirm in writing the terms pursuant to which Dycam, Inc. is prepared to employ you as Vice President - Sales & Marketing.

1. Signing Bonus - Upon acceptance of this letter by you, Dycam will pay to you a one time "signing bonus" of $3,000.

2. Salary - Your salary will be $120,000 per year, payable in accordance with Dycam's normal payroll practices.

3. Commencement of Employment - Your employment will commence on January 1,
   1997.

4. Stock Options/Warrants - You will be entitled to participate in Dycam's stock option and/or warrant plan and will be entitled to up to 150,000 options/warrants ("Options") with terms consistent with Options held by other senior executives of Dycam and with vesting provisions and exercise prices as described below. Such Options shall consist of two kinds, up to 90,000 Options that will vest so long as you continue to be employed by Dycam (the "Employment Options") and up to 60,000 Options that will vest if certain conditions described below are satisfied (the "Bonus Options").

   a. 1997
      ----

      7,500 Employment Options shall vest on the last day of each calendar quarter (i.e., the first vesting is on March 31, 1997, with subsequent vesting on June 30, 1997, September 30, 1997 and December 31, 1997). In addition, if at any time during calendar 1997 the Board of Directors of Dycam approves a written business plan in substantially the form submitted by you, an additional 5,000 Bonus Options shall become vested for each quarter of the calendar year. (Accordingly, if you continue to be employed by Dycam during all of 1997 you will be entitled to 30,000

                                      -2-                      December 20, 1996


      Employment Options and, if the business plan is approved, an additional 20,000 Bonus Options, bringing the total option award to you to 50,000 Options.) The exercise price in respect of all Employment Options and Bonus Options shall be $1.25 per share, provided, however, if the average closing price of Dycam stock as reported by the American Stock Exchange (the "Closing Price") for the first three trading days of 1997 exceeds $1.00 per share the exercise price shall be such three day average plus $.25.

   b. 1998
      ----

      7,500 Employment Options and 5,000 Bonus Options (collectively, the "1998 Options") shall vest on each of March 31, 1998, June 30, 1998, September 30, 1998 and December 31, 1998. The exercise price for all of the 1998 Options shall be the average Closing Price for the first three trading days of 1998. All of the 1998 Bonus Options shall become permanently vested if Dycam's revenue for 1998 equals or exceeds (i) 125% of Dycam's revenue for 1997 and (ii) Dycam's revenue for 1997 plus $1,500,000.

   c. 1999
      ----

      7,500 Employment Options and 5,000 Bonus Options (collectively the "1999 Options") shall vest on each of March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999. The exercise price for all of the 1999 Options shall be the average Closing Price for the first three trading days of 1999. All of the 1999 Bonus Options shall become permanently vested if Dycam's revenue for 1999 equals or exceeds (i) 125% of Dycam's revenue for 1998 and (ii) Dycam's revenue for 1998 plus $2,000,000.

      All Bonus Options shall vest quarterly, as described above, however, such Bonus Options for each particular year shall never be exercisable and will thus be extinguished if the vesting condition for such year is not satisfied.

5. Term - The term of your employment shall extend through December 31, 1999 unless previously terminated by you or by Dycam pursuant to section 6 of this letter agreement.

6. Termination

   a. Termination Without Cause - If Dycam chooses to terminate your employment without cause for any reason prior to June 30, 1997, Dycam shall pay to you effective upon such termination the greater of (i) the salary that would otherwise

                                      -3-                      December 20, 1996


      be paid to you through and including June 30, 1997 or (ii) three months salary. In addition, if Dycam chooses to terminate your employment without cause prior to June 30, 1997, you will become immediately vested in the Employment Options which would otherwise vest on March 31, 1997 and June 30, 1997 and, if the business plan prepared by you is adopted by the Board of Directors prior to June 30, 1997, the Bonus Options which would otherwise vest on March 31, 1997 and June 30, 1997. If Dycam chooses to terminate your employment without cause after June 30, 1997, Dycam shall pay to you six months salary and you will be entitled to vest in any Employment Options and Bonus Options (if the applicable condition is subsequently satisfied) that would otherwise have been earned by you during the six months immediately succeeding the date of your termination.

   b. Termination With Cause or Termination by You - In the event Dycam terminates you for cause or you choose to resign you will receive no additional compensation, Employment Options or Bonus Options subsequent to the date of your termination for cause or resignation; however, you shall retain any Employment Options and Bonus Options previously earned by you.

7. Medical Allowance - You shall receive an allowance of $400 per month towards medical insurance until such time as Dycam has in place an employee medical plan.

8. 401K - You shall be entitled to participate in Dycam's 401K plan, on the same terms as other management employees.

9. Co-Investment - If at any time during 1997 Dycam undertakes a private placement of equity securities, Dycam will endeavor to provide you the opportunity to co-invest provided that (i) you pay any incremental legal fees and expenses associated with your co-investment (including legal fees that may result from so-called "non-accredited investor" issues pursuant to Securities and Exchange Commission regulations and similar California guidelines), and (ii) your co-investment is permitted by the lead equity investor.

10. Board Presentations - It is expected that you will be interacting directly with members of Dycam's Board of Directors, both formally and informally, and that as part of your responsibilities, you will make presentations concerning Dycam's marketing plan and sales efforts directly to Dycam's Board of Directors.

11. Representations and Warranties - Dycam is extending this offer of employment to you based upon your representations that (i) the annual salary being paid to you by your current employer, as reported, is equal to or in excess of $120,000, (ii) you are not now, nor have you within the past seven years, been involved in any litigation of a

                                      -4-                      December 20, 1996

   material nature and (iii) you have not, within the past seven years, declared personal bankruptcy nor have you been the owner of more than 10% of the equity of any company that has filed for bankruptcy protection.

     We believe the terms outlined above are consistent with our conversations of the past few days. If you agree, please indicate your agreement and acceptance by signing below.

     Ron, we are very excited to welcome you to the Dycam team. We know that you can make a valuable contribution and that together we can greatly enhance the value of Dycam for you and all other shareholders.

                              Sincerely,

                              /s/ John Edling

                              John Edling

Agreed and accepted
this 20th day of December, 1996
     ----


/s/ Ronald N. Iverson
----------------------------
Ronald N. Iverson

JE:sr